EXHIBIT III


                                SHARING AGREEMENT

          WHEREAS, certain of the undersigned are securityholders, direct or beneficial, of Gravity Co., Ltd., a Korean corporation ("Gravity");

          WHEREAS, Ramius Capital Group, L.L.C. ("Ramius Capital") and certain entities and funds affiliated with Ramius Capital (the "Ramius Entities"), and Moon Capital Management LP ("Moon Capital") and certain entities and funds affiliated with Moon Capital (the "Moon Capital Entities") wish to pursue methods to maximize the value of Gravity common stock and American Depositary Shares and protect the rights of minority investors (the "Goal").

          NOW, IT IS AGREED, this 28th day of March 2006 by the parties hereto:

          1. In accordance with Rule 13d-1(k)(2) under the Securities Exchange Act of 1934, as amended, the Ramius Entities, on the one hand, and the Moon Capital Entities, on the other hand, agree to make individual filings on behalf of each of them of statements on Schedule 13D with respect to the securities of Gravity to the extent required under applicable securities laws. The Ramius Entities and the Moon Capital Entities shall be responsible for the accuracy and completeness of their own respective disclosure therein.

          2. So long as this agreement is in effect, the Ramius Entities and the Moon Capital Entities shall provide written notice to the other of (i) any of their purchases or sales of securities of Gravity or (ii) any securities of Gravity over which they acquire or dispose of beneficial ownership. Notice shall be given no later than one business day after each such transaction and when such party no longer intends to pursue the Goal.

          3. The Ramius Entities and the Moon Capital Entities agree to share equally (i) the legal fees and expenses of Hannuri Partners as legal counsel in Korea in connection with matters relating to pursuing the Goal and (ii) certain other expenses relating to their investments in Gravity as may be mutually agreed upon in writing, from time to time, between the Ramius Entities and the Moon Capital Entities.

          4. The relationship of the parties hereto shall be limited to pursuing the Goal in accordance with the terms of this Sharing Agreement. Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein. Nothing herein shall be construed to authorize any party to act as an agent for any other party, or to create a joint venture or partnership, or to constitute an indemnification obligation. Nothing herein shall restrict any party's right to purchase or sell securities of Gravity, as it deems appropriate, in its sole discretion, provided that all such purchases and sales are made in compliance with all applicable securities laws and the notice requirements set forth in Section 2 hereto. No party shall have any liability for the repayment or discharge of any debts and obligations of any other party. For the avoidance of doubt, there are no profit-sharing or similar arrangements among the parties with respect to the Goal or otherwise.



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          5.   This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

          6. In the event of any dispute arising out of the provisions of this Agreement, the parties hereto consent and submit to the exclusive jurisdiction of the Federal and State Courts in the State and County of New York.

          7. Any party hereto may terminate its obligations under this agreement at any time on 24 hours' written notice to all other parties.


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IN WITNESS WHEREOF, the parties hereto have caused this Sharing Agreement to be executed as of the day and year first above written.



RAMIUS CAPITAL GROUP, L.L.C.
By: C4S & Co., L.L.C.,
    as managing member


By: /S/ JEFFREY M. SOLOMON
    ------------------------------------
    Name:  Jeffrey M. Solomon
    Title: Authorized Signatory



MOON CAPITAL MANAGEMENT LP


By: JWM Capital LLC, its general partner


By: /S/ JOHN W. MOON
    ------------------------------------
    Name:  John W. Moon
    Title: Managing Member


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